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                                                                     EXHIBIT 3.1


                          URBAN SHOPPING CENTERS, INC.

                             ARTICLES SUPPLEMENTARY

                 SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK


         Urban Shopping Centers, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

         FIRST: The Board of Directors of the Corporation has classified and designated 800,000 unissued shares of series preferred stock, par value $.01 per share, of the Corporation as shares of Series C Cumulative Redeemable Preferred Stock ("Series C Preferred Stock"), with the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof as follows, which upon any restatement of the Corporation's charter (the "Charter") shall be made part of Article Fifth thereof, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

         SECTION 1. DESIGNATION AND NUMBER. A series of series preferred stock, designated the Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") is hereby established. The number of shares of Series C Preferred Stock shall be 800,000, which number may be decreased from time to time by the Board of Directors of the Corporation (the "Board") pursuant to
Section 5(e) upon redemption or reacquisition thereof in any manner.

         SECTION 2. RANK. The Series C Preferred Stock shall, with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or both, rank senior to all classes or series of Common Stock (as defined in the Charter) and to all other classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding, other than any class or series of capital stock of the Corporation expressly designated as ranking on a parity with or senior to the Series C Preferred Stock with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or both. For purposes of these Articles Supplementary, the term "Parity Preferred Stock" shall be used to refer to the Corporation's Series A Cumulative Convertible Redeemable Preferred Stock, the Corporation's Series B Cumulative Convertible Redeemable Preferred Stock, and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated by the Corporation to rank on a parity with the Series C Preferred Stock with respect to distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, or both, as the context may require, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or conversion rights or exchange rights shall be different from those of the Series C Preferred Stock.

         SECTION 3. DISTRIBUTIONS. (a) Payment of Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to the payment of distributions and holders of shares of capital stock issued after the date hereof in accordance herewith ranking senior to the Series C Preferred Stock with respect to distributions, holders of Series C Preferred Stock shall



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be entitled to receive, when, as and if authorized and declared by the Board out of funds legally available for the payment of distributions, cumulative cash distributions at the rate per annum of 9 1/8% of the $50.00 liquidation preference per share of the Series C Preferred Stock. Such distributions shall be cumulative, shall accrue from the original date of issuance and all distributions accrued to the scheduled date of payment shall be payable in cash
(i) quarterly in arrears, on or before March 15, June 15, September 15 and December 15 of each year commencing on the first of such dates to occur after the original date of issuance and, (ii) in the event of a redemption, on the redemption date (each a "Preferred Stock Distribution Payment Date"). The amount of the distribution payable for any period shall be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable shall be computed on the basis of the actual number of days elapsed. If any date on which distributions are to be made on the Series C Preferred Stock is not a Business Day (as defined herein), then payment of the distribution to be made on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series C Preferred Stock shall be made to the holders of record of the Series C Preferred Stock on the relevant record dates to be fixed by the Board, which record dates shall be not more than 60 days prior to the relevant Preferred Stock Distribution Payment Date (each, a "Distribution Record Date"). Notwithstanding anything to the contrary set forth herein, each share of Series C Preferred Stock shall also continue to accrue all accrued and unpaid distributions, whether or not declared, up to the exchange date of any Series C Preferred Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of Urban Shopping Centers, L.P. dated as of October 14,
1993, as amended from time to time, including by the Fifth Amendment to Second Amendment and Restated Agreement of Limited Partnership dated as of May 27, 1999 (as amended, the "Partnership Agreement")) validly exchanged into such share of Series C Preferred Stock in accordance with the provisions of the Partnership Agreement.

                  The term "Business Day" shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in Chicago, Illinois are authorized or required by law, regulation or executive order to close.

                  (b) Limitation on Distributions. No distribution on the Series C Preferred Stock shall be declared or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation (other than any agreement with a holder or an affiliate of a holder of capital stock of the Corporation) relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law. Nothing in this
Section 3(b) shall be deemed to modify or in any manner limit the provisions of Sections 3(c) and 3(d).

                  (c) Distributions Cumulative. Distributions on the Series C Preferred Stock shall accrue whether or not the terms and provisions of any agreement of the Corporation (including any agreement relating to its indebtedness) at any time prohibit the current payment of distributions, whether or not (i) the Corporation has earnings, (ii) there are funds legally



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available for the payment of such distributions and (iii) such distributions are authorized or declared. Accrued but unpaid distributions on the Series C Preferred Stock shall accumulate as of the Preferred Stock Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Stock Distribution Payment Date, to holders of record of the Series C Preferred Stock on the record date fixed by the Board, which date shall be not more than 45 days prior to the payment date.
Accumulated and unpaid distributions shall not bear interest.

                  (d) Priority as to Distributions.

                           (i) So long as any shares of Series C Preferred Stock
are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Common Stock or any class or series of other stock of the Corporation ranking junior to the Series C Preferred Stock with respect to distributions (such Common Stock or other junior stock, collectively, "Junior Stock"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Preferred Stock, any Parity Preferred Stock with respect to distributions or any Junior Stock (other than for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary), unless, in each case, all distributions accumulated on all Series C Preferred Stock and all classes and series of outstanding Parity Preferred Stock with respect to distributions have been paid in full or declared and set apart for payment. The foregoing sentence shall not prohibit (A) distributions payable solely in Junior Stock or in options, warrants or rights to subscribe for or purchase Junior Stock, (B) the conversion of Junior Stock or Parity Preferred Stock into Junior Stock, and (C) purchases by the Corporation of such Series C Preferred Stock or Parity Preferred Stock with respect to distributions or Junior Stock pursuant to Article 7 of the Charter to the extent required to preserve the Corporation's status as a real estate investment trust.

                           (ii) So long as distributions have not been paid in
full (or a sum sufficient for such full payment is not irrevocably deposited in trust for payment) upon the Series C Preferred Stock, all distributions authorized and declared on the Series C Preferred Stock and all classes or series of outstanding Parity Preferred Stock with respect to distributions shall be authorized and declared so that the amount of distributions authorized and declared per share of Series C Preferred Stock and such other classes or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Series C Preferred Stock and such other classes or series of Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Stock does not have cumulative distribution rights) bear to each other.

                  (e) No Further Rights. Holders of Series C Preferred Stock shall not be entitled to any distributions, whether payable in cash, stock, other property or otherwise, in excess of the full cumulative distributions described herein.

         SECTION 4. LIQUIDATION PREFERENCE. (a) Payment of Liquidation Distributions. Subject to the rights of holders of Parity Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject to the rights of holders of any class of capital stock of the Corporation ranking senior to the Series


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C Preferred Stock with respect to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation ("Senior Stock"), the holders of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution or the proceeds thereof, after payment or provision for debts and other liabilities of the Corporation, but before any payment or distributions of the assets shall be made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series C Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation, an amount equal to the sum of (i) a liquidation preference of $50.00 per share of Series C Preferred Stock and (ii) any accumulated and unpaid distributions thereon, whether or not declared, to the date of payment. If, upon such voluntary or involuntary liquidation, dissolution or winding up, there are insufficient assets to permit full payment of liquidating distributions to the holders of Series C Preferred Stock and any Parity Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation, all payments of liquidating distributions on the Series C Preferred Stock and such Parity Preferred Stock shall be made so that the payments on the Series C Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that the respective rights of the Series C Preferred Stock and such other Parity Preferred Stock (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Stock does not have cumulative distribution rights) upon liquidation, dissolution or winding up of the Corporation bear to each other.

                  (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 and not more than 60 days prior to the payment date stated therein, to each record holder of the Series C Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation.

                  (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

                  (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or the consolidation or merger or other business combination of the Corporation with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Corporation) or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

         SECTION 5. REDEMPTION. (a) Right of Optional Redemption. The Series C Preferred Stock may not be redeemed prior to the fifth anniversary of the date of issuance of the Series C Preferred Stock. On or after such date, the Corporation shall have the right to redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' written notice, at a redemption price, payable in cash, equal to $50.00 per share of Series C Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption. If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the shares of Series C Preferred Stock to be redeemed shall


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be selected pro rata (as nearly as practicable without creating fractional shares). Notwithstanding the foregoing, the Corporation shall be required to redeem all of the outstanding shares of Series C Preferred Stock by the tenth anniversary of their date of issuance, at a redemption price, payable in cash, equal to $50.00 per share of Series C Preferred Stock plus accumulated and unpaid distributions, whether or not declared, to the date of redemption.

                  (b) Limitation on Redemption. The Corporation may not redeem fewer than all of the outstanding shares of Series C Preferred Stock unless all accumulated and unpaid distributions have been paid or declared and set apart for payment on all shares of Series C Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

                  (c) Notice of Redemption. Notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the shares of Series C Preferred Stock to be redeemed at their respective addresses as they appear on the transfer records of the Corporation. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series C Preferred Stock to be redeemed and (iv) the place or places where certificates representing such shares of Series C Preferred Stock are to be surrendered for payment of the redemption price. If fewer then all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

                  (d) Procedures for Redemption. If the Corporation gives a notice of redemption in respect of Series C Preferred Stock (which notice will be irrevocable) then, the Corporation's obligation to make available the redemption price shall be deemed fulfilled if, on or before the redemption date the Corporation pays each holder of Series C Preferred Stock in cash directly or the Corporation deposits, irrevocably in trust for the benefit of the shares of Series C Preferred Stock being redeemed funds sufficient to pay the applicable redemption price, plus any accumulated and unpaid distributions, whether or not declared, if any, on such shares to the date fixed for redemption, without interest, with irrevocable instructions and authority to pay such redemption price and any accumulated and unpaid distributions on such shares to the holders of the Series C Preferred Stock upon surrender of the certificate evidencing the Series C Preferred Stock by such holders at the place designated in the notice of redemption. If fewer than all shares of Series C Preferred Stock evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all shares of Series C Preferred Stock, evidencing the unredeemed shares of Series C Preferred Stock without cost to the holder thereof. On and after the redemption date (i) distributions shall cease to accumulate on the shares of Series C Preferred Stock or portions thereof called for redemption, (ii) such shares shall no longer be deemed to be outstanding and (iii) all rights of the holders thereof as holders of Series C Preferred Stock shall cease (except the right to receive the redemption price and any accumulated and unpaid distributions), unless the Corporation defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Stock is not a Business Day, then payment of the


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redemption price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, n each case with the same force and effect as if made on such date fixed for redemption. If payment of the redemption price or any accumulated or unpaid distributions in respect of the Series C Preferred Stock is improperly withheld or refused and not paid by the Corporation, distributions on such Series C Preferred Stock will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable redemption price and any accumulated and unpaid distributions.

                  (e) Status of Redeemed Stock. Any Series C Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall after such redemption have the status of authorized but unissued shares of series preferred stock, without designation as to class or series until such shares are once more designated as part of a particular class or series by the Board.

         SECTION 6. VOTING RIGHTS. (a) General. Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.

                  (b) Right to Elect Directors.

         (i) If at any time distributions shall be in arrears (which means that as to any such quarterly distributions, the same have not been paid in full) with respect to six (6) prior quarterly distribution periods (including quarterly periods on the Series C Preferred Units prior to the exchange into Series C Preferred Stock), whether or not consecutive (a "Preferred Distribution Default"), the number of members of the Board shall automatically be increased by two if not already increased by reason of similar types of provisions with respect to Parity Securities (as defined below) and the holders of record of such Series C Preferred Stock, voting together as a single class with the holders of each class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "Parity Securities"), shall be entitled to fill the vacancies so created by electing two additional directors to serve on the Board (the "Preferred Stock Directors") at a special meeting called in accordance with Section 6(b)(ii) at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarterly period on the Series C Preferred Stock and each such class or series of Parity Preferred Stock have been paid in full or declared and set apart for payment.

         (ii) At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the outstanding shares of Series C Preferred Stock, a special meeting of the holders of the Series C Preferred Stock and the Parity Securities by giving notice of such special meeting as provided in the Bylaws of the Corporation. At any such special meeting, all of the holders of the Parity Securities, voting together as a single class without regard to series, shall be entitled to elect two directors on the basis of one vote per $100 of liquidation


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preference to which such Parity Securities are entitled by their terms
(excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series C Preferred Stock shall be entitled to vote shall be given to such holders at their addresses as they appear in the transfer records.

         (iii) If and when all accumulated distributions and the distribution for the current distribution period on the Series C Preferred Stock shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the Series C Preferred Stock shall be divested of the voting rights set forth in this Section 6(b) (subject to revesting in the event of each and every Preferred Distribution Default) and, if all distributions in arrears and the distributions for the current distribution period have been paid in full or set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall terminate and the number of directors constituting the Board shall be reduced accordingly. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Stock Director shall be filled by the Board, upon the nomination of the Preferred Stock Director remaining in office.

         (b) Certain Voting Rights. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Series C Preferred Stock outstanding at the time (i) designate or create, or increase the authorized or issued amount of any class or series of stock ranking senior to the Series C Preferred Stock with respect to distributions or rights upon liquidation, dissolution or winding up or reclassify any authorized shares of stock of the Corporation into any such stock, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such stock; provided, however, that no such vote of the holders of Series C Preferred Stock shall be required if, at or prior to the time when such action is to take effect, the Corporation provides for the redemption of all of the shares of Series C Preferred Stock then outstanding, (ii) designate or create, or increase the authorized or issued amount of, any Parity Preferred Stock or reclassify any authorized shares of stock of the Corporation into any such stock, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such stock, but only to the extent such Parity Preferred Stock is issued to JMB Realty Corporation or any of its Affiliates (provided that the Corporation may issue Parity Preferred Stock in a public offering to JMB Realty Corporation and its Affiliates up to the extent necessary for JMB Realty Corporation and its Affiliates to maintain their percentage ownership of Common Stock on a fully diluted basis), or (iii) amend, alter or repeal the provisions of the Corporation's Charter (including these Articles Supplementary) or By-laws, in a manner that would materially and adversely affect the powers, rights, preferences, privileges or voting power of the Series C Preferred Stock or the holders thereof; provided, however, that any increase in the amount of authorized series preferred stock or Common Stock or the creation or issuance of any other class or series of series preferred stock or Common Stock, or any increase in the amount of authorized shares of any other class or series of series preferred stock, in each case ranking either (A) junior to the Series C Preferred Stock with respect to distributions and rights upon liquidation, dissolution or winding up, or (B) on a parity with the Series C Preferred Stock with respect to distributions and rights upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and no vote of the holders of the Series C Preferred Stock shall be required in such case.


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         SECTION 7. NO CONVERSION RIGHTS. The holders of the Series C Preferred
Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Corporation.

         SECTION 8. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of the Series C Preferred Stock.

         SECTION 9. NO PREEMPTIVE RIGHTS. No holder of the Series C Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

         SECTION 10. RECORD HOLDERS. The Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any shares of Series C Preferred Stock as the true and lawful owner thereof for all purposes and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

         SECTION 11. OWNERSHIP RESTRICTIONS. The Series C Preferred Stock shall be subject to the restrictions and limitations set forth in Article Seventh of the Charter.

         SECOND: The Series C Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

         FOURTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



                            [Signature Page Follows]



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                  IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 27th day of May, 1999.



                                             URBAN SHOPPING CENTERS, INC.



                                             By:  /s/ Michael G. Hilborn
                                                  ------------------------------
                                                  Michael G. Hilborn
                                                  Senior Vice President


ATTEST:

/s/ Kimberly Schwartz
----------------------------